Exhibit 12.1

                           COMPUTATION OF RATIO OF DEBT TO ADJUSTED EBITDA
                                     CONTINENTAL RESOURCES, INC.

                                                        YEAR ENDED DECEMBER 31,
                                    ----------------------------------------------------------------
                                       1999         2000        2001         2002          2003
                                    ----------------------------------------------------------------
NET INCOME (LOSS)                       3,920       37,780      11,667      (20,032)        2,340

INCOME TAXES                                -            -           -            -             -

INTEREST EXPENSE                       17,370       16,514      15,674       18,401        20,258

DD&A                                   19,549       19,552      27,731       31,380        42,367

ACCRETION EXPENSE                           -            -           -            -         1,151

PROPERTY IMPAIRMENTS                    5,154        5,631      10,113       25,686         8,975

EXPLORATION EXPENSE                     3,191        9,965      15,863       10,229        17,221

LITIGATION SETTLEMENT                       -            -           -            -             -

CHANGE IN ACCOUNTING PRINCIPLE              -            -           -            -        (2,162)
                                    ----------------------------------------------------------------

ADJUSTED EBITDA <F1>                   49,184       89,442      81,048       65,664        90,150

TOTAL DEBT <F2>                       170,637      140,350     183,395      235,205       277,093

TOTAL DEBT TO ADJUSTED EBITDA               3.5          1.6         2.3          3.6           3.1

<F1>
     Adjusted  EBITDA  represents  earnings  before  interest  expense,  income taxes,  depreciation, depletion,  amortization,  property impairments and exploration expense, excluding proceeds from litigation settlements. Adjusted EBITDA is not a measure of cash flow as determined by generally accepted  accounting  principles  ("GAAP").  Adjusted  EBITDA  should  not be  considered  as an alternative  to, or more  meaningful  than,  net income or cash flow as determined in accordance with GAAP or as an indicator of a company's  operating  performance or liquidity.  Certain items excluded from  Adjusted  EBITDA are  significant  components  in  understanding  and assessing a company's financial performance,  such as a company's cost of capital and tax structure, as well as historic costs of depreciable  assets,  none of which are components of Adjusted EBITDA.  The
     Company's  computations  of Adjusted  EBITDA may not be  comparable  to other  similarly  titled measures of other  companies.  The Company  believes that Adjusted  EBITDA is a widely  followed measure of  operating  performance  and may also be used by  investors  to measure the  Company'
     ability to meet future debt service requirements, if any.
<F2>
     Total debt excludes capital leases of $13.8 million in 2003 and $12.0 million in 2002.